Exhibit 17.1

September 12, 2012

NYC Moda, Inc.

547 N Yale Avenue

Villa Park IL 60181

Dear Sir:

I hereby immediately resign as the President and Chief Executive Officer of NYC Moda, Inc. and hereby resign as the director of NYC Moda, Inc., effective immediately.

Very truly yours,

_/s/ Ilona Svinta _______
Ilova Svinta